Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The contract and certificate are endorsed to permit the contract to be used to pay benefits under a pension or profit sharing plan qualified under Section 401(a) of the Internal Revenue Code ("Code") and, if applicable, the Employee Retirement Income Security Act (ERISA). The following provisions apply and, in the case of a conflict with any provision in the contract, this endorsement controls.

Nontransferable. The contract is nontransferable in accordance with Code Section 401(g). The contract may not be sold, assigned, transferred or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, except pursuant to a qualified domestic relations order as described in Code Section 414(p). This restriction shall not apply to the trustee of any trust described in Code Section 401(a), which is exempt from tax under Section 501(a).

Contract Holder. The Contract Holder must be the employer sponsoring the plan or, if the plan has a trust, the trustee of such trust. The Contract Holder may assign ownership of the contract to the Participant in which case the Participant shall become the Contract Holder.

Certificate Holder. The Certificate Holder is the participant under the Code
Section 401(a) plan on whose behalf an Account is established. The Certificate Holder and the Annuitant must be the same person. Joint Certificate Holders are not permitted.

Beneficiary. If the Contract Holder is the employer or plan trustee, the Beneficiary is the Contract Holder. If the contract has been assigned to the participant, the participant shall name a Beneficiary

Distributions. The Annuity payments will only be paid to the Contract Holder, or to the participant at the direction of the Contract Holder.

Death Benefit. At the death of the Annuitant, Aetna will pay any remaining Guaranteed Payments, as directed by the Contract Holder or, if the participant is the Contract Holder, by the designated Beneficiary.

Withdrawal/Partial Withdrawal. If the Contract is subject to ERISA and payment is made in the form of a qualified joint and survivor annuity, as defined in ERISA Section 205, and the Certificate Holder has a right of withdrawal under this contract, to exercise such right the Certificate Holder must certify in a form acceptable to Aetna that the distribution complies with the waiver and spousal consent requirements of Code Section 417. In the absence of such certification, Aetna will pay the withdrawal value to the Contract Holder provided the Contract Holder is the employer or plan trustee.

Endorsed and made a part of the contract as of the Contract Effective Date.



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                                        President
                                        Aetna Life Insurance and Annuity Company
SPIAE401(GR)99